EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AC Immune SA 2013 Equity Incentive Plan, the Employee Stock Option and Share Plan of AC Immune (2005), and the Stock Option Plan – AC Immune of December 31, 2004, of our report dated April 21, 2016, with respect to the financial statements of AC Immune SA included in its Registration Statement (Form F-1 No. 333-211714) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG

Geneva, Switzerland

September 28, 2016